Form NSAR Sub Item 77K:  Changes in registrants certifying accountant


The Board has selected Ernst & Young LLP to serve as the Trusts independent registered public accounting firm for the Trusts fiscal year ended March 31, 2007. The decision to select Ernst & Young LLP was recommended by the Audit Committee and was approved by the Board on September 25, 2006. During the Trusts fiscal years ended March 31, 2006 and March 31, 2005, none of the Funds, their portfolios nor anyone on their behalf has consulted with Ernst & Young LLP on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trusts financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph
(a)(1)(iv) of said Item 304).

The selection of Ernst & Young LLP does not reflect any disagreements with or dissatisfaction by the Trust or the Board with the performance of the Trusts prior auditor. The decision to dismiss PricewaterhouseCoopers LLP (PwC), the Trusts previous independent registered public accounting firm and to select Ernst & Young LLP was recommended by the Trusts Audit Committee and approved by the Funds Board of Trustees. PwCs report on the Trusts financial statements for the fiscal years ended March 31, 2006 and March 31, 2005 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Trusts fiscal years ended March 31, 2006 and March 31, 2005, (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Trusts financial statements for such years, and (ii) there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended. The Trust has requested that PwC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated November 29, 2006, is filed as an Exhibit to this Form
NSAR.